Exhibit 4.35

AMENDMENT TO WARRANTS

          FriendFinder Networks Inc., a Nevada corporation (the “Company”), hereby agrees to the following:

          WHEREAS, [_________________] (the “Holder”) holds Detachable Warrant #[____] to purchase from the Company [_____] shares of the Company’s voting common stock, par value $0.01 per share at an exercise price per share of common stock of $0.00001 (the “Warrants”);

          WHEREAS, the Warrants have an Expiration Date (as defined in the Warrants) of the earlier to occur of (a) a date certain specified in the definition of Expiration Date for each Warrant and (b) the consummation of a Qualified IPO (as defined in the Warrants); and

          WHEREAS, the Company and the Holder have agreed to amend the Expiration Date and make such other amendments to the Warrants as are set forth herein;

          WHEREAS, the Warrants contain anti-dilution provisions which create rights greater than those afforded to holders of common stock of the Company;

          WHEREAS, the Company and the Holder have agreed to amend certain anti-dilution provisions so that upon the consummation of a Qualified IPO (as defined in the Warrants) the Warrants’ rights upon certain dilutive events will more closely resemble the rights afforded to common stock of the Company;

          NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Holder hereby agree that:

          (a) All references to “Penthouse Media Group Inc.” in the Warrants are hereby deleted and replaced with “FriendFinder Networks Inc. (f/k/a Penthouse Media Group Inc.).”

          (b) Section 5(b) of each Warrant is hereby amended by deleting from clause (v) thereof “(or, in the case of a Qualified IPO, at least thirty (30) days before the filing of a registration statement pertaining to such Qualified IPO)” and replacing such deleted language with “(or, in the case of a Qualified IPO, at least fifteen (15) days before effecting such Qualified IPO).”

          (c) The definition of the term “Expiration Date” in each of the Warrants is hereby amended such that no Warrant shall expire or terminate upon (or otherwise in respect of) the consummation of a Qualified IPO (as defined in the Warrants), and each Warrant shall continue to be exercisable until the date certain specified in the definition of Expiration Date (i.e., without reference to the consummation of a Qualified IPO). In all other respects, the Warrants shall remain in full force and effect.

          (d) Section 1(a) and 1(o) of each Warrant is hereby amended such that each instance of the text “Section 4(f)(ii)” is deleted and replaced with “Section 4(f)(iii)”.

          (e) Section 4(b) of each Warrant is hereby amended such that the text “If, pursuant to the terms of such merger, consolidation or disposition of assets, any cash, shares of stock or other securities or property of any nature whatsoever (including warrants, options or other subscription or purchase rights) are to be received by or distributed to the holders of Common Stock of the Company in lieu of or in addition to common stock of the successor or acquiring corporation, there shall be either, at the Holder’s option:” is deleted in its entirety and replaced with the following:

          “After the consummation of a Qualified IPO, if, pursuant to the terms of such merger, consolidation or disposition of assets, any cash, shares of stock or other securities or property of any nature whatsoever (including warrants, options or other subscription or purchase rights) are to be received by or distributed to the holders of Common Stock of the Company in lieu of or in addition to common stock of the successor or acquiring corporation, there shall be a distribution to the Holder of such cash, shares of stock or other securities or property that the Holder would have been entitled to receive had the Holder owned the Warrant Shares of record immediately prior to the happening of such event. Prior to the consummation of a Qualified IPO, if, pursuant to the terms of such merger, consolidation or disposition of assets, any cash, shares of stock or other securities or property of any nature whatsoever (including warrants, options or other subscription or purchase rights) are to be received by or distributed to the holders of Common Stock of the Company in lieu of or in addition to common stock of the successor or acquiring corporation, there shall be either, at the Holder’s option:”

          (f) Section 4(f) of each Warrant is hereby amended by inserting the following subsection (i) and renumbering the subsequent subsections accordingly:

          “(i) Operation after a Qualified IPO. After a Qualified IPO, the remainder of this Section 4(f) shall no longer apply.”

          (g) Section 4(f)(i)(2) of each Warrant is hereby amended such that the text “Section 4(f)(i)” is deleted and replaced with “Section 4(f)(ii)”.

          This Amendment to Warrants shall be governed by and construed in accordance with the laws of the State of New York (without regard to the conflict of laws provisions thereof).

[signature page follows]

          IN WITNESS WHEREOF, the Company has caused this Amendment to Warrants to be signed in its name by its duly authorized officer.

Dated: October 8, 2009

FRIENDFINDER NETWORKS INC.

By:	/s/ Ezra Shashoua

Name: Ezra Shashoua
Title: Chief Financial Officer

The undersigned Holder agrees with and consents to the foregoing Amendment to Warrants, as of October 8, 2009:

[HOLDER]

By:	Beach Point Capital Management LP, its [_________________]

By:	/s/ Carl Goldsmith

Name: Carl Goldsmith
Title: Managing Partner